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                                                                   EXHIBIT 23.4

               CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

  We hereby consent to the use of our name in the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 under the captions "SUMMARY--Fairness Opinions," "THE MERGER--Opinion of Raymond James," "THE MERGER--Background of the Merger," "THE MERGER--Recommendation of NABI Board of Directors; Reasons for and Advantages of the Merger," "RISK FACTORS-- Factors Regarding the Combined Company; Potential Disadvantages of the Merger," and of the filing of our opinion as Appendix B to the Proxy Statement/Prospectus.

  In so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

St. Petersburg, Florida

October 20, 1995